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                                                                   EXHIBIT 10.18

DrugStore.com

July 28, 1998

Kal Raman

Kal,

We are delighted to extend you an offer to be VP of Information Technology and Chief Information Officer. As you know, time is of the essence. The complete dedication, devotion and energy that you have already exhibited will be crucial to your success. You work with us will entail many duties including building the business management and transaction systems to enable DrugStore.com to become a leader in the ecommerce arena. You will be a key part of the management team and will report to the CEO.

We are offering you a monthly salary of $14,583 that is equivalent to $175,000 per year, along with the Company's standard employee benefits. Your salary will be paid bimonthly in accordance with the Company's standard payroll policies. You will be eligible for an annual performance bonus of 0-15% of your salary. In addition, you will receive a lump sum signing bonus of $100,000, payable on or about your first day of employment. If you choose to leave DrugStore.com within 6 months of your employment, you must re-pay the signing bonus. Your compensation package will be reviewed annually by the CEO.

You will be granted an option (the "Option") to purchase 150,000 shares of DrugStore.com common stock ("Option Shares"). The exercise price will be equal to $0.04 per share. The options will be subject to a vesting period over 4 years, 25% on the first anniversary and 12.5% at the end of each subsequent 6-month period. No transfers allowed prior to vesting. No transfers permitted during lockup period required by underwriters in connection with stock offerings by the Company. Vesting will depend upon your continued employment with the Company. The Option will be an incentive stock option to the extent permitted under the Internal Revenue Code and will be subject to the terms of the Company's 1998 Stock Option Plan and the related Stock Option Agreement between you and DrugStore.com.

The company will agree to guarantee a loan from a bank in the amount of $250,000, secured by your DrugStore.com options. You are completely responsible for re-paying the principal and interest of this loan. In addition, we agree to reimburse you for the amount of the interest you re-pay on this loan, until such time as the value of your vested stock options exceeds $250,000, at which time you will become solely responsible for these interest payments. You agree and recognize that you have to pay any income and withholding taxes on this reimbursement.

We will relocate you and your family to the Seattle area. We will pay all reasonable relocation expenses, including travel costs (including a reasonable number of house hunting trips), temporary living expenses, and reasonable moving expenses. We will reimburse you for the $5000 earnest money you will lose on the house in Florida.

Your start date will be no later than August 11, 1998. We ask that you complete our standard form "Confidentiality and Inventions Agreement" prior to commencing employment, a copy of which will be provided to you upon acceptance of this letter. In part, the agreement requests that a departing employee refrain from using or disclosing the Company's Confidential Information (as defined in the agreement) or any confidential information received during your prior employment in any manner which might be detrimental to or conflict with the business interests of the Company or its employees. The agreement does not prevent a former employee from using his or her general knowledge and experience -- no matter when or how gained -- in any new field or position. If you have any questions about the "Employee Confidential Information and Inventions Agreement," please call us. In addition, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself the same right. Your employment at DrugStore.com may be terminated by you or DrugStore.com at any time.

Kal, should you choose to come aboard, CONGRATULATIONS. I personally look forward to working with you to build a great company. It's going to be an exciting ride, and we believe you will make ecommerce history with this venture. All of us are very excited that you're joining the team and look forward to a beneficial and rewarding relationship.

You will be a major contributor to our success. We look forward to working with you. Kindly indicate your consent to the terms in this offer letter by signing and returning a copy to us by July 29, 1998.

Sincerely,

/s/ Peter M. Neupert
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Agreed and accepted: /s/Srinivarsan Kalyaraman
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Start Date: 08/24/98
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